EXHIBIT 77Q-1

   RESOLVED, that the Bylaws of SBL Fund, Security Equity Fund, Security Ultra Fund, Security Growth And Income Fund, Security Cash Fund, Security Income Fund, Security Municipal Bond Fund, and Advisor's Fund are hereby amended to allow shareholders to vote, in addition to voting in person or by proxy, by telephone or through the Internet. The amendment to the Bylaws is filed following the minutes of this meeting and is incorporated herein by reference.